Exhibit 3.1

Registrar of Companies Registrar of Companies

Government Administration Building Government Administration Building

133 Elgin Avenue 133 Elgin Avenue

George Town

Grand Cayman

Frontier Investment Corp (ROC #372624) (the "Company")

TAKE NOTICE that by minutes of an extraordinary general meeting of the shareholders of the Company dated 29 June 2023, the following special resolutions were passed:

"FIRST, RESOLVED, as a special resolution THAT, effective immediately, the Articles of the Company be amended by:

(i) amending Article 49.7 by deleting the following introduction of such sub-section:

"In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall"

(ii) and replacing it with the following:

"In the event that either the Company does not consummate a Business Combination within 36 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles (the "Extended Date"), the Company shall:"

(iii) amending Article 49.8(a)(ii) by deleting the words:

"within twenty-four months after the date of the closing of the IPO pursuant to Article 49.7"

(iv) and replacing them with the words:

"within thirty-six months after the Extended Date".

(v) amending Article 49.10(b)(ii)(A) by deleting the following introduction of such sub-section:

"beyond twenty-four months from the closing of IPO"

(vi) and replacing it with the following:

"beyond thirty-six months after the closing of the IPO";"

"SECOND, RESOLVED, as a special resolution THAT, effective immediately, Section 1 (i) of the Investment Management Trust Agreement dated 6 July 2021 between the Company and Continental Stock Transfer & Trust Company be amended and restated in its entirety to read as follows:

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“Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its Chief Executive Officer or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest not previously released to the Company to pay its taxes (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by (July 6, 2024 ( the “Last Date”) or such later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, as amended, if a Termination Letter has not been received by the Trustee prior to such date, the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders as of the Last Date.”

"THIRD, RESOLVED, as a special resolution THAT, effective immediately, the Articles of the Company be amended by:

(i) amending Article 49.5 by deleting the following words in their entirety:

"(such redemption price being referred to herein as the Redemption Price), provided that the Company shall not repurchase Public Shares in an amount that would cause the Company's net tangible assets to be less than US$5,000,001 (the "Redemption Limitation")"

"FOURTH, RESOLVED, as a special resolution, THAT, effective immediately, the Articles of the Company be amended by:

(i) amending Article 17.2 by deleting it in its entirety and replacing it with the following:

"The Class B Shares shall automatically convert into Class A Shares on a one-for-one basis on the first business day following the closing of the Business Combination, or at any earlier date at the option of the holders of the Class B Shares."

(ii) deleting Articles 17.3 and 17.4 in their entirety;

(iii) amending Article 17.5 by deleting the word "also"; and

(iv) amending the defined term "Specified Future Issuance", and its accompanying definition, by deleting them in their entirety.” and

Andrica Bailey

Senior Corporate Administrator

for and on behalf of

Maples Corporate Services Limited

Dated this 29th day of June 2023

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